FOR IMMEDIATE RELEASE

Radio One Announces David Kantor as CEO of its Radio Segment
Radio One Aligns Local and Network Radio Businesses Under One Leader

(Silver Spring, MD…October 19, 2015): Multi-media company Radio One, Inc. names David Kantor, currently President and Chief Executive Officer of Reach Media, the syndicated radio business of Radio One, to Chief Executive Officer of Radio One’s Radio Segment. Kantor will now have oversight of the local 54 stations/16 market radio business and maintain leadership of the syndicated radio portfolio that reaches over 12 million African-Americans weekly. The alignment of Radio One’s local and network groups under one seasoned leader is good business for the leading urban radio giant.

Alfred Liggins, President and CEO of Radio One, Inc. says, “I’ve been partners with David (and Tom Joyner) in Reach Media for 11 years. I highly respect his work ethic and intelligence.  David’s skillset, his business acumen and entrepreneurial spirit are second to none. I’m excited about his leadership of our network and local radio business and I have every confidence that he will do an outstanding job.”

Kantor’s career can be summarized in one word – innovation.  He has repeatedly led organizations into profitable expansion resulting from product development and opportunities that he has fearlessly pursued.

Kantor began his career in local radio research and programming and then sales. A long time radio executive, Kantor has been a leader in developing existing companies as well as launching new brands.  As president of ABC Radio Networks  in the 1990’s, which produced over 50 programs and reached over 100 million listeners at the time, he was able to refine the programming lineup while creating new programming that included the Tom Joyner Morning Show, Radio Disney, and ESPN Radio along with new content services and advertising networks for radio. As Senior Vice President for Network Operations at AMFM Inc. he launched a premium radio network in 1996 that eventually sold to Clear Channel in 2000.  In 2003, Tom Joyner and David Kantor co-founded Reach Media, Inc. providing syndicated radio programming, events and digital content to the African-American community.  Today the network reaches 1 in 3 adult African-Americans.

A strong believer that radio is complemented by other assets such as events and digital, Kantor has a proven track record of producing a ‘total package’ partnership for clients seeking the attention and loyalty of the African-American consumer.

“I know this business.  I started my career in local radio and in every network position I’ve had, I’ve touched local radio. I’m excited about the new opportunities before us as we leverage our leading network and local radio business in the market,” says Kantor.

Prior to joining ABC Radio Network, he held executive positions with Cox Cable and Satellite Music Network. David Kantor holds a B.S. from the University of Massachusetts and an M.B.A. from Harvard Business School.

Chris Wegmann, President of Radio One’s local radio segment will maintain his role and report to Kantor.

About Radio One, Inc.

Radio One, Inc., together with its subsidiaries (http://www.radio-one.com/), is a diversified media company that primarily targets African-American and urban consumers. The Company is one of the nation's largest radio broadcasting companies, currently owning and/or operating 54 broadcast stations located in 16 urban markets in the United States. Through its controlling interest in Reach Media, Inc. (http://www.blackamericaweb.com/), the Company also operates syndicated programming including the Tom Joyner Morning Show, the Russ Parr Morning Show, the Yolanda Adams Morning Show, the Rickey Smiley Morning Show, Bishop T.D. Jakes' "Empowering Moments", and the Reverend Al Sharpton Show. Beyond its core radio broadcasting franchise, Radio One owns Interactive One (http://www.interactiveone.com/), an online platform serving the African-American community through social content, news, information, and entertainment. Interactive One operates a number of branded sites, including News One, UrbanDaily, HelloBeautiful and social networking websites, including BlackPlanet and MiGente. In addition, the Company owns TV One, LLC (http://www.tvoneonline.com/), a cable/satellite network programming primarily to African-Americans.

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Contact:   Radio One Corporate Communications
  corpcomm@radio-one.com
                  301.429.3239